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Exhibit 8.01

[Letterhead of Simpson Thacher & Bartlett LLP]

October 21, 2005

Lehman Brothers Holdings Inc.
745 Seventh Avenue
New York, New York 10019

Ladies and Gentlemen:

We have acted as tax counsel to Lehman Brothers Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company, Lehman Brothers Holdings E-Capital Trust I, a Delaware statutory Trust (the “Trust”), and Lehman Brothers Holdings E-Capital LLC I, a Delaware limited liability company (the “LLC”), with the Securities and Exchange Commission of the Registration Statement on Form S-4 dated October 21, 2005, as amended (the “Registration Statement”), with respect to the offer to exchange and registration of $300,000,000 aggregate liquidation amount of Enhanced Capital Advantaged Preferred Securities issued pursuant to the terms of the Declaration of Trust, dated as of August 19, 2005, among the Company, as sponsor, and JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) and other parties named therein, as trustees (the “Declaration of Trust”).

In delivering this opinion letter, we have reviewed and relied upon: (i) the Registration Statement; (ii) the Declaration of Trust; (iii) the LLC Agreement, dated as of August 19, 2005, of the LLC, among the Company, as managing member, and the Trust, as non-managing member (the “LLC Agreement”), (iv) the LLC Guarantee Agreement, dated as of August 19, 2005, between the Company and JPMorgan Chase, as trustee, for the benefit of the holders of the LLC Preferred Securities (as defined in the LLC Agreement), (v) the Trust Guarantee Agreement,

dated as of August 19, 2005, between the Company and JPMorgan Chase, as trustee, for the benefit of the holders of the Trust Securities (as defined in the Declaration of Trust) and (vi) the Indenture, dated as of February 1, 1996, as amended and supplemented by the First Supplemental Indenture, dated as of February 1, 1996, and the Eighth Supplemental Indenture, dated as of August 19, 2005, between the Company and JPMorgan Chase, formerly known as The Chase Manhattan Bank and prior thereto as Chemical Bank, as trustee.

In addition, we have examined, and have relied as to matters of fact upon, the documents referred to above and the documents delivered at the closing, upon originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and upon certificates or comparable documents, and we have made such other investigations, as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm our opinions set forth under the heading “Certain United States Federal Income Tax Considerations” in the Registration Statement.

We express no opinion with respect to the transactions referred to herein or in the Registration Statement other than as expressly set forth herein.

We do not express any opinion herein concerning any law other than the federal tax law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.01 to the Registration Statement and to the reference to our firm under the headings “Certain United States Federal Income Tax Consequences” and “Legal Matters” in the prospectus that forms a part of the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP